FIRST AMENDMENT TO THE ADMINISTRATIVE SERVICES AGREEMENT

Pacific Life Insurance Company (the “Company”) and Legg Mason Investor Services, LLC, (the “Distributor”) and collectively (the “Parties”), have entered into an Administrative Services Agreement dated April 3, 2007 (the “Agreement”).

The Parties to the Agreement hereby agree to amend the Agreement effective October 1, 2009 as follows:

Section II (C) of the Agreement is deleted in its entirety and replaced with the following:

“The payment to the Company shall be calculated by the Distributor at the end of each calendar quarter and paid to the Company within 30 days thereof.

The Distributor shall have sole responsibility, and the Distributor’s records will provide the sole basis, for calculating the payment amount due to the Company under this Agreement. However, the Company may provide records to assist the Distributor in its calculations. The Company may reasonably dispute any payment amount due under this Agreement by notifying the Distributor in writing within thirty (30) days of Company’s receipt of a quarterly invoice as to the amount in question. The Company may request and the Distributor shall provide, within fifteen (15) days after receiving Company’s request, backup documentation supporting the Distributor’s calculation of any disputed amount. The Parties shall promptly and in good faith negotiate the resolution of any disputed amounts.”

To the extent that provisions of the Agreement and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as amended hereby. Capitalized terms not defined in this Amendment shall have the definition set forth in the Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers signing below.

Pacific Life Insurance Company	Legg Mason Investor Services, LLC

Signature: /s/ James T. Morris	Signature: /s/ Matthew Schiffman

Name: James T. Morris	Name: Matthew Schiffman

Title: President and CEO	Title: Managing Director

Date: October 14, 2009

ATTEST: /s/ Audrey L. Milfs
Audrey L. Milfs
Corporate Secretary